Exhibit 10.96

AMENDMENT TO RESTRICTED STOCK AWARD CONTRACT

The Restricted Stock Award Contract between HCI Group, Inc. (formerly Homeowners Choice, Inc.) and Martin Traber having a grant date of May 16, 2013 and by which 24,000 shares of HCI Group, Inc. restricted stock were awarded to Mr. Traber is hereby amended so that the portion of the award relating to 6,000 shares that would vest one year after the Fair Market Value equals or exceeds $50 per share for 20 consecutive trading days is cancelled effective March 2, 2016.

Agreed to this 2nd day of March 2016.

Martin Traber

HCI Group, Inc.

By:
Paresh Patel, Chief Executive Officer